As filed with the Securities and Exchange Commission on May 13, 2026

Registration No. 333-254371

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-254371

UNDER THE SECURITIES ACT OF 1933

SUN COUNTRY AIRLINES HOLDINGS, INC.
(Sun Country Airlines Holdings, LLC as successor by merger to Sun Country Airlines Holdings, Inc.)
(Exact name of registrant as specified in its charter)

Nevada	82-4092570
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1201 North Town Center Drive
Las Vegas, Nevada 89144
(702) 851-7300
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

SCA Acquisition Holdings, LLC Amended and Restated Equity Incentive Plan
Sun Country Airlines Holdings, Inc. 2021 Omnibus Incentive Plan
(Full title of plan)

Robert B. Goldberg
SVP, Senior Counsel and Secretary
 1201 North Town Center Drive
Las Vegas, Nevada 89144
(Name and address, including zip code, of agent for service)

(651) 681-3900
(Telephone number, including area code, of agent for service)

Copies to:

Richard Oliver
 Micah Kegley
Skadden, Arps, Slate, Meagher & Flom LLP
1440 New York Avenue, NW
Washington, DC 20005
(202) 371-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) relates to Registration Statement No. 333-254371 on Form S-8 (the “Registration Statement”), which was filed by Sun Country Airlines Holdings, Inc., a Delaware corporation (“Sun Country”) with the U.S. Securities and Exchange Commission (the “SEC”) on March 16, 2021 to register (i) 5,893,704 shares of common stock, par value $0.01 per share, of Sun Country (“Sun Country Common Stock”) issuable pursuant to the SCA Acquisition Holdings, LLC Equity Incentive Plan, and (ii) 3,600,000 shares of Sun Country Common Stock issuable pursuant to the Sun Country Airlines Holdings, Inc. 2021 Omnibus Incentive Plan.

On May 13, 2026, pursuant to the terms of an Agreement and Plan of Merger, dated as of January 11, 2026, by and among Sun Country, Allegiant Travel Company, a Nevada corporation (“Allegiant”), Mirage Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Allegiant (“Merger Sub 1”), and Sawdust Merger Sub, LLC, a Nevada limited liability company and a direct wholly owned subsidiary of Allegiant (“Merger Sub 2”), Merger Sub 1 merged with and into Sun Country (the “First Merger”), with Sun Country surviving the First Merger as a direct wholly owned subsidiary of Allegiant and immediately following the First Merger, Sun Country merged with and into Merger Sub 2 (the “Second Merger” and, together with the First Merger, the “Mergers”), with Merger Sub 2 surviving the Second Merger as a direct wholly owned subsidiary of Allegiant, under the name “Sun Country Airlines Holdings, LLC”.

As a result of the Mergers, any and all offerings of securities registered pursuant to the Registration Statement have been terminated.  In accordance with undertakings made by Sun Country in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement that remain unsold at the termination of the offering, Merger Sub 2, as successor to Sun Country, hereby removes from registration all such securities registered under the Registration Statement but unsold as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities, and Merger Sub 2, as successor to Sun Country, hereby terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, Nevada, on May 13, 2026. No other person is required to sign this Post-Effective Amendment on behalf of the registrant in reliance upon Rule 478 under the Securities Act of 1933, as amended.

Sun Country Airlines Holdings, LLC
(as successor by merger to Sun Country Airlines Holdings, Inc.)

By:	/s/ Robert J. Neal
Robert J. Neal President and Chief Financial Officer